Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Avicena® Appoints Dr. Uri Sagman to Board of Directors

Palo Alto, CA, February 13, 2007 – Avicena® Group, Inc. (OTCBB:AVGO), a late stage biotechnology company focused on commercializing its proprietary cellular energy modulation technology, announced today the appointment of Uri Sagman, M.D, FRCPC, to the Company’s Board of Directors. This appointment expands the Board to a total of 6 members.

“Dr. Sagman is an experienced entrepreneur and respected researcher with a breadth of both business and scientific research experience. We welcome Dr. Sagman and look forward to his contributions to the Avicena board,” stated Belinda Tsao-Nivaggioli, Avicena’s chief executive officer. “With an extensive background in guiding growth companies, Dr. Sagman will assist Avicena in formulating and executing on value creation strategies.”

Dr. Sagman has co-founded several companies including C Sixty, Inc., a Canadian nanomedicine company focused on the development of fullerene antioxidants for the treatment of Parkinson’s disease, Alzheimer’s disease as well certain skin conditions related to aging and UV exposure. Dr. Sagman is also founder and chairman of GRN Capital Inc., a financial services corporation with merchant banking and investment banking operations based in Toronto. Separately, Dr. Sagman serves as Chairman of GRN Health International Inc., a globally-based academic research organization dedicated to medical research.

Dr. Sagman is also co-founder and Executive Director of the Canadian NanoBusiness Alliance, a business association dedicated to the promotion of Canadian nanotechnology overseas. In addition to his role with the Canadian NanoBusiness Alliance, Dr. Sagman is also involved in the strategic development of the National Nanotechnology Initiative Program.

Dr. Sagman studied at the McGill University, The University of Calgary, The University of Toronto and Oxford University. Dr. Sagman has received numerous awards and citations including the Young Investigator awards of the American Society of Clinical Oncology (ASCO) and the American Association for Cancer Research (AACR). Dr. Sagman is trained as a medical oncologist and is a fellow of the Royal College of Physicians and Surgeons of Canada. He is a fellowship recipient of the Medical Research Council of Canada.

228 Hamilton Ave  •  Third Floor  •  Palo Alto, CA 94301  •  P 415-397-2880  •  F 415-397-2898  •  www.avicenagroup.com

ABOUT AVICENA®

Avicena Group, Inc. (OTCBB: AVGO) is a late stage biotechnology company focused on developing products based on its proprietary understanding of the regulation of cellular energy processes. The company’s core technologies, supported by a robust IP portfolio, have broad applications in both pharmaceuticals and dermaceuticals. Avicena’s pharmaceutical program centers on rare neurological disorders (orphan diseases). The company is currently analyzing data from its Phase IIb/III trial in ALS (Amyotrophic Lateral Sclerosis, or Lou Gehrig’s disease). Near term, Avicena intends to initiate both a Phase III trial in Huntington’s disease and a Phase III trial in Parkinson’s disease. Avicena’s science is well established and its products are safe and well tolerated. Unlike traditional biotechnology companies, Avicena’s clinical programs are largely funded by government and non-profit organizations. Avicena presently derives revenue from the sale of proprietary ingredients to skin care manufacturers.

SAFE HARBOR

This release may contain forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements reflect, among other things, management’s current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. See “Risk Factors” in the company’s prospectus for a discussion of such risks, including the company’s need for additional funds, the company’s dependence on a limited number of therapeutic compounds, the early state of the products the company is developing, uncertainties relating to clinical trials and regulatory reviews, competition and dependence on collaborative partners, the company’s ability to avoid infringement of the patent rights of others, and the company’s ability to obtain adequate patent protection and to enforce these rights. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Avicena does not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events or otherwise.

Contact:

The Ruth Group (on behalf of Avicena® Group)

Sara Ephraim / John Quirk (investors)

(646) 536-7002 / 7029

sephraim@theruthgroup.com

jquirk@theruthgroup.com

Janine McCargo (media)

(646) 536-7033

jmccargo@theruthgroup.com

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